Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Cameron Associates, Inc.
631-694-9555	Kevin McGrath
invest@misonix.com	212-245-4577
Kevin@cameronassoc.com

Misonix Announces the Sale of its Laboratory and Forensic Safety Products Business for $1.5 million

FARMINGDALE, NY – October 20, 2011 –— Misonix, Inc. (NASDAQ: MSON), a medical device company that designs, manufactures and markets innovative therapeutic ultrasonic products worldwide for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications, today announced that it has sold its Laboratory and Forensic Safety Products business to Mystaire, Inc. for $1.5 million in cash plus a potential additional payment of up to an aggregate of $500,000 based upon 30% of net sales in excess of $2.0 million for each of the three years following the closing.  The Laboratory and Forensic Safety Products business manufactures and markets ductless fume, laminar airflow, and polymerase chain reaction workstations both domestically and internationally with revenues for fiscal 2011 of approximately $2.1 million.

Michael A. McManus Jr., President and Chief Executive Officer, stated, "We are pleased to further strengthen our balance sheet with an additional $1.5 million and an opportunity to receive an additional $500,000 over the next three years for the sale of a non-core business.  We expect to use the proceeds to continue to invest in our sales and marketing efforts in our Medical Device business.  The transition emphasizes our complete commitment to focusing and growing our Medical Device business.”

About Misonix:
Misonix, Inc. designs, manufactures and markets therapeutic ultrasonic medical devices and laboratory and scientific equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications.  Additional information is available on the Company’s Web site at www.misonix.com.

With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships,  regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  The Company disclaims any obligation to update its forward-looking relationships.